Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Professional Diversity Network, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	750,000	$4.125	(2)	$3,093,750	$0.0001102	$340.94
Total Offering Amounts						$3,093,750		$340.94
Total Fee Offsets								––	(3)
Net Fee Due								$340.94

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”) that become issuable under the Professional Diversity Network,. Inc. 2023 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2) Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $4.125 per share, which is the average of the high and low prices of Common Stock, as reported on the Nasdaq Stock Market on June 9, 2023.

(3) The Registrant does not have any fee offsets.